Exhibit 4.2

THIS NOTE (THIS “NOTE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”), AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF BT GLOBENET NOMINEES LIMITED OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO BT GLOBENET NOMINEES LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, BT GLOBENET NOMINEES LIMITED, HAS AN INTEREST HEREIN.

WALGREENS BOOTS ALLIANCE, INC.

2.875% Note due 2020

No. 1	Principal Amount
CUSIP No. 931427 AK4	£400,000,000
Common Code No. 0113835869
ISIN No. XS1138358699

Walgreens Boots Alliance, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any Person that succeeds thereto, or is substituted therefor, under the terms of the Indenture referred to below), for value received, hereby promises to pay to BT Globenet Nominees Limited, or registered assigns, the principal sum of FOUR HUNDRED MILLION POUNDS STERLING (£400,000,000) on November 20, 2020 and to pay (or cause the Paying Agent to pay) interest thereon from November 20, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually on November 20 in each year (each an “Interest Payment Date”), beginning November 20, 2015 at the rate of 2.875% per annum, until the principal hereof is paid or duly made available for payment.

Any interest on and any Additional Amounts with respect to this Note which shall be payable, and are punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the preceding November 6 (whether or not a Business Day (as defined below)), as the case may be. The Company will calculate the amount of interest payable on the Notes on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or November 20, 2014 if no interest has been paid on the Notes), to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If the Interest Payment Date or Maturity date of the Notes, as applicable, is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any Place of Payment outside of New York City or London, in such Place of Payment, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Any interest on and any Additional Amounts with respect to this Note which shall be payable, but shall not be punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid by the Company to the Person in whose name this Note (or one or more Predecessor Securities) shall be registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed by the Company in the manner provided in said Indenture, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Notes will cease to bear interest upon Maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the Notes will continue to bear interest (before as well as after judgment) until the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Holder of such Notes.

(1) The principal of, premium, if any, interest on, and Additional Amounts, if any, with respect to the Notes shall be payable and the Notes may be surrendered or presented for payment at the Office or Agency of the Company maintained for such purposes from time to time, and the Company hereby initially appoints the office of the Paying Agent at Deutsche Bank Trust Company Americas, Trust and Agency Services, 60 Wall Street, MS NYC60-1630, New York, New York 10005, as its agent for the foregoing purposes and (2) the Notes may be surrendered for registration of transfer or exchange at the Office or Agency of the Company maintained for such purposes from time to time, and the Company hereby initially appoints the office of the Security Registrar at Deutsche Bank Luxembourg S.A., Debt and Agency Services, 2 Boulevard Konrad-Adenauer, L-1115, Luxembourg, as its agent for the foregoing purposes; provided, however, that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as such addresses shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States, provided such transfer is in excess of $1,000,000 and the Paying Agent receives wire instructions for any such account maintained by the payee with a bank located in the United Stated at least five Business Days prior to the date such payment is due; and provided, further, that (subject to Section 10.2 of the Indenture) the Company may at any time remove the Paying Agent or Security Registrar, as applicable, as its Office or Agency designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations. Notices and demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office, which as of the date hereof is located at 150 East 42nd Street, 40th Floor, New York, New York 10017.

Payments of principal, interest and Additional Amounts, if any, in respect of the Notes, will be payable in pounds sterling, the legal currency of the United Kingdom (“Sterling”). If Sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes will be made in Dollars until the Sterling is again available to the Company or so used. The amount payable on any date in Sterling will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent Dollar/Sterling exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 18, 2014 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and, with respect to any Security, including each series of the Notes, by the terms and provisions of such Security established pursuant to Section 3.1 thereof (as such terms and provisions may be amended pursuant to the applicable provisions thereof), the “Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, all indentures supplemental thereto and the Officers’ Certificate dated November 20, 2014 (the “Officers’ Certificate”) reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Officers’ Certificate establishing the terms of the Notes pursuant to the Indenture.

The Company may redeem the Notes, at any time prior to October 20, 2020 (one month prior to the Maturity date of the Notes) in whole or from time to time prior to October 20, 2020 in part, at the Company’s option at a Redemption Price equal to the greater of (the “Applicable Premium”): (i) 100% of the principal amount of the Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

In addition, at any time on or after October 20, 2020 (one month prior to the Maturity date of the Notes) with respect to the Notes, the Company may redeem some or all of the Notes at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

In any case, the principal amount of this Note remaining outstanding after a redemption in part shall be £100,000 or an integral multiple of £1,000 in excess thereof.

Further, installments of interest on the Notes to be redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the applicable Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.

For purposes of the optional redemption provisions of this Note, the following terms will be applicable:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, with respect to the Notes, the United Kingdom government security or securities whose maturity is closest to the Maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other United Kingdom government security or securities as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government securities selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any Redemption Date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the Redemption Date, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

Notice of any redemption will be mailed, or delivered electronically if held by any Depositary in accordance with such Depositary’s customary procedures, at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Security Registrar in accordance with applicable procedures of Clearstream or Euroclear.

The Company shall retain the proceeds of the Notes until the Second Step Closing Date (as defined below). In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement (as defined below) is terminated at any time on or prior to August 19, 2015 (each of such events being a “Special Mandatory Redemption Trigger”), then the Company will redeem in whole and not in part the aggregate principal amount of the Notes outstanding on the Special Mandatory Redemption Date (as defined below) at a Redemption Price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). The Company will cause a notice of Special Mandatory Redemption to be mailed to the Trustee and Paying Agent and mailed, or delivered electronically if still held in Clearstream or Euroclear in accordance with Clearstream’s or Euroclear’s customary procedures, to the Holders of the Notes at their registered addresses no later than 10 days following the occurrence of a Special Mandatory Redemption Trigger, which shall provide for the redemption of the Notes on or prior to the third Business Day (the “Special Mandatory Redemption Date”) following the date of such notice. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate. The provisions described in this paragraph may not be waived or modified without the written consent of all Holders of the Notes. Upon the occurrence of the Second Step Closing Date, the provisions described in this paragraph will cease to apply. For purposes of this Note, (i) “Purchase and Option Agreement” means that certain Purchase and Option Agreement, dated June 18, 2012 (as amended on August 5, 2014), by and among Walgreens, Alliance Boots GmbH and AB Acquisitions Holdings Limited, and (ii) “Second Step Closing Date” means the date on which the Second Step Transaction (as defined below) is consummated.

All payments of principal and interest in respect of the Notes by the Company or a Paying Agent on the Company’s behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law. In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, the Company will pay to any Non-U.S. Holder (as defined below) such Additional Amounts as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction. However, no Additional Amounts shall be payable with respect to any Taxes if such Taxes are imposed or levied for reasons unrelated to the Holder’s or beneficial owner’s ownership or disposition of Notes, nor shall Additional Amounts be payable for or on account of:

(1) any Taxes which would not have been so imposed, withheld or deducted but for:

(i) the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(ii) the failure of the Holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(iii) the Holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(2) any Taxes which would not have been imposed, withheld or deducted but for the failure of the Holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

(3) any Taxes which would not have been imposed, withheld or deducted but for the presentation by the Holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to Holders, whichever occurs later, except to the extent that the Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(4) any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(5) any Taxes which are payable otherwise than by withholding or deduction from a payment on such Note;

(6) any Taxes which are imposed, withheld or deducted with respect to, or payable by, a Holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(7) any Taxes required to be withheld or deducted by any Paying Agent from any payment on any Note, if such payment can be made without such withholding or deduction by at least one other Paying Agent;

(8) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(9) any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(10) any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(11) any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).

Any Additional Amounts paid on the Notes will be paid in Sterling. For purposes of this paragraph and the immediately preceding paragraph, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note will not constitute a connection (A) between the Holder or beneficial owner and the United States or (B) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States. Except as specifically provided under this paragraph and the immediately preceding paragraph, the Company will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority. If the Company is required to pay Additional Amounts with respect to the Notes, the Company will notify the Trustee and Paying Agent pursuant to an Officers’ Certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the Trustee and the Paying Agent do not receive such an Officers’ Certificate from the Company, the Trustee and Paying Agent may rely on the absence of such an Officers’ Certificate in assuming that no such Additional Amounts are payable. In addition, the Company undertakes that, to the extent permitted by law, the Company will maintain a Paying Agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

For purposes of this Note, (i) “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder (as defined below) nor a partnership for U.S. federal income tax purposes and (ii) “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes: (A) an individual who is a citizen or resident of the United States; (B) a corporation created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia; (C) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (D) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations.

The Company may redeem the Notes at its option, in whole but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, together with any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date, at any time, if: (1) the Company has or will become obliged to pay Additional Amounts with respect to such Notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after November 10, 2014; or (2) on or after November 10, 2014, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to the Company, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that the Company will be required to pay Additional Amounts with respect to such Notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (B) of the second succeeding sentence below to such effect is delivered to the Trustee and the Paying Agent). Notice of any redemption will be mailed, or delivered electronically if held by any Depositary in accordance with such Depositary’s customary procedures, at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to the mailing or delivery of any notice of redemption pursuant to this paragraph in the case of a redemption for the reasons specified in clause (1) or (2) above, the Company will deliver to the Trustee and the Paying Agent: (A) a certificate signed by one of the Company’s officers stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to so redeem have occurred, and (B) a written opinion of independent tax counsel of nationally recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a material probability that the Company will be required to pay Additional Amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be. Such notice of redemption, once delivered by the Company will be irrevocable.

If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as described above or has defeased the Notes as described in the Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to £100,000 or an integral multiple of £1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the Trustee and the Paying Agent and mailed, or delivered electronically if still held in Clearstream or Euroclear in accordance with Clearstream’s or Euroclear’s customary procedures, to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “Change of Control Payment Date”). The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate (with a copy to the Paying Agent) stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will be required to comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (as defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors (as defined below); or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, (i) the Reorganization (as defined below) (and each transaction in connection therewith or related thereto) shall not constitute a Change of Control, (ii) the Walgreens Merger (and each transaction in connection therewith or related thereto) shall not constitute a Change of Control and (iii) a transaction will not be deemed to involve a Change of Control under clause (2) above if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by both Rating Agencies and the Notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Promptly (and in any event within 10 New York Business Days) after the consummation of the Second Step Transaction, if the Reorganization is not consummated on or prior to the date of the consummation of the Second Step Transaction, the Company will merge with and into Walgreens (the “Walgreens Merger”), with Walgreens surviving such merger and expressly assuming, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, interest on, and Additional Amounts, if any, with respect to all of the Outstanding Securities authenticated and delivered under the Indenture, and the performance of the Company’s obligations under the Indenture and the Outstanding Securities authenticated and delivered thereunder. For purposes of this Note, “New York Business Days” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office of the Trustee is located are authorized or obligated by law, regulation or executive order to close.

Upon consummation of the Walgreens Merger in accordance with the immediately preceding paragraph, Walgreens shall succeed to, and be substituted for the Company, and may exercise every right and power of the Company, under the Indenture with the same effect as if Walgreens had been named as the issuer therein; and thereafter, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

“Reorganization” means the reorganization of Walgreens into a holding company structure under which Ontario Merger Sub, Inc., a direct wholly owned Subsidiary of the Company will merge with and into Walgreens (subject to the satisfaction or waiver of specified closing conditions) and Walgreens will survive such merger as a direct wholly owned Subsidiary of the Company.

“Second Step Transaction” means the acquisition by Walgreens, the Company or any of their respective consolidated subsidiaries of the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreens common stock (or, if the Reorganization is consummated, 144,333,468 shares of Company common stock rather than Walgreens common stock), subject to certain specified adjustments.

Sections 8.1, 8.2, 10.5 and 10.6 of the Indenture shall apply to the Notes. The covenants described in Section 8.1 and Section 10.7 of the Indenture shall not apply to the Walgreens Merger or any transaction in connection therewith or related thereto. Section 5.1 of the Indenture shall apply to the Notes; provided that any payment in respect of the Notes made in Dollars as set forth above will not constitute an Event of Default under the Notes or the Indenture governing the Notes.

The Notes will not have the benefit of any sinking fund. The Notes will not be convertible or exchangeable.

Sections 4.1, 4.2(2) and 4.2(3), of the Indenture shall apply to the Notes; provided, that (i) upon the Company’s exercise of the option to have Section 4.2(3) apply with respect to any Notes, the Company shall also be released from its obligations under the Change of Control Offer provisions of the Notes on and after the date the conditions set forth in clause (4) of Section 4.2 of the Indenture are satisfied and (ii) upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee or the Paying Agent, as applicable, equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the

Redemption Date were the date of such notice of redemption), with any deficit as of the Redemption Date only required to be deposited with the Trustee or the Paying Agent, as applicable, on or prior to the Redemption Date.

If an Event of Default with respect to Notes of this series at the time Outstanding occurs and is continuing, the principal amount of all the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected thereby and (ii) any past default under the Indenture with respect to Outstanding Securities of any series and its consequences may be waived by the Holders of not less than a majority in principal amount of the Outstanding Securities of any series on behalf of the Holders of all Securities of such series. Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of this Note shall bind every future Holder of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof in respect of anything done or suffered to be done by the Trustee, any Security Registrar, any Paying Agent or the Company in reliance thereon, whether or not notation of such Act is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall, without the consent of the Holder of this Note, impair the right of such Holder, which is absolute and unconditional, to receive payment of the principal of, any premium and, subject to certain qualifications in the Indenture, interest on, and any Additional Amounts with respect to, this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers of the Notes in the Security Register. This Note when presented or surrendered for registration of transfer or for exchange or redemption shall (if so required by the Company or the Security Registrar for such Security) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for such Security duly executed by the Holder thereof or his attorney duly authorized in writing.

The Notes are issuable only in registered form without Coupons in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. Subject to certain limitations set forth in the Indenture and in this Note, the Notes may be exchanged for other Notes of this series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, upon surrender of the Notes to be exchanged.

No service charge by the Company shall be made for any registration of transfer or exchange, or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee and Security Registrar) that may be imposed in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes whatsoever, whether or not any payment with respect to this Note shall be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee or by the Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 20, 2014

WALGREENS BOOTS ALLIANCE, INC.

[Seal]

Attest:		By:
	Name: Thomas J. Sabatino, Jr.		Name: Timothy R. McLevish
	Title: Vice President and Secretary		Title: Vice President and Treasurer

[Signature Page to 2.875% Note due 2020]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 20, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM –	as tenants in common	UNIF GIFT MIN ACT –	. . .Custodian (Cust) (Minor) Under Uniform Gifts to Minor Act
TEN ENT –	as tenants by the entireties
JT TEN –	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of WALGREENS BOOTS ALLIANCE, INC. and does hereby irrevocably constitute and appoint                              attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this global Security	Amount of increase in Principal Amount of this global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee or Common Depositary